Exhibit 99.1
Innventure Set to Join the Russell 2000®, Russell 3000®, and Russell Microcap® Indexes Source: Innventure, Inc.
ORLANDO, Fla., Dec. 10, 2025 (GLOBE NEWSWIRE) -- Innventure, Inc. (NASDAQ: INV) today announced that it has been added to the Russell 2000® Index and the broader Russell 3000® Index, effective at the open of U.S. equity markets on December 22, 2025, as part of the annual Russell indexes reconstitution. In addition, Innventure has been included in the Russell Microcap® Index, which measures the performance of the microcap segment of the U.S. equity market.
"Being added to the Russell indexes is an important milestone for Innventure and reflects the progress we’ve made in executing our strategy,” said Bill Haskell, Chief Executive Officer of Innventure. “Inclusion in these indexes will enhance our visibility within the investment community and broaden our shareholder base as we continue to deliver on our mission to transform breakthrough technologies into scalable businesses."
Membership in the Russell indexes, which remains in place for one year and is updated annually during the Russell reconstitution process, is determined primarily by market capitalization and style attributes. These indexes are widely used by investment managers and institutional investors for benchmarking and as the basis for index funds and ETFs. For more information on the Russell indexes and the reconstitution process, visit www.ftserussell.com.
About Innventure
Innventure (NASDAQ: INV), an industrial growth conglomerate, focuses on building companies with billion-dollar valuations by commercializing breakthrough technology solutions. By systematically creating and operating industrial enterprises from the ground up, Innventure participates in early-stage economics and provides industrial operating expertise designed for global scale. Innventure’s approach seeks to uniquely Share bridge the ”Valley of Death" between corporate innovation and commercialization through its distinctive combination of value-driven multinational partnerships, operational experience, and capital-intensive scale-up expertise.

About FTSE Russell, an LSEG Business
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally. FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $18.1 trillion is benchmarked to FTSE Russell indexes. Leading asset owners, asset managers, ETF providers and investment banks choose FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives. A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering. FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit the FTSE Russell website.
Media Contact: Laurie Steinberg, Solebury Strategic Communications press@innventure.com
Investor Relations Contact: Sloan Bohlen, Solebury Strategic Communications investorrelations@innventure.com